Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES SECOND QUARTER

FISCAL 2027 RESULTS

Double-Digit Growth in Recorded Music Driven by Digital and Neighboring Rights

Outlook for Revenue and Adjusted EBITDA Raised for Fiscal 2027

November 4, 2026, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the second quarter of fiscal 2027 ended September 30, 2026.

Recent Highlights:

•	Revenue of $49.9 million, increased 4% organically, or 10% including acquisitions year-over-year
o	Music Publishing Revenue rose 8% year-over-year
o	Recorded Music Revenue increased by 18% year-over-year
•	Operating Income of $12.3 million, increased by 15% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $20.7 million, an increase of 14% year-over-year
•	Net Income of $4.6 million, or $0.07 per share, compared to net income of $2.2 million, or $0.03 per share, in the prior-year quarter
•	Adjusted EBITDA of $22.1 million, up 14% year-over-year
•	Acquired rights to the recorded music catalog of legendary Puerto Rican singer-songwriter José Feliciano, who wrote and recorded the 1970 holiday classic “Feliz Navidad”
•	Acquired the publishing catalog of jazz icon Billy Strayhorn, expanding on a relationship established in 2014
•	Signed publishing deal with Diamond-selling and Grammy-nominated songwriter-producer Jake Sinclair for his future works and entered a joint venture with Sinclair to sign and develop emerging talent to publishing deals
•	Welcomed Diamond-selling, songwriter-producer Fred Ball to the roster through a publishing deal for his future works
•	Signed additional publishing deals with Ivor Novello-winning singer-songwriter Orla Gartland, Scottish indie rock band The Snuts, songwriter Justin Dukes, singer-songwriters Ava Liv Mabry and Riley Biederer, and singer-songwriter duo The Reklaws

Management Commentary:

“Our second quarter results marked the end of a strong first half of fiscal 2027, with growth across both our Publishing and Recorded Music segments reflecting the continued successful execution of our long-term strategy,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “Our recent investments span across established songwriters and catalogs with enduring cultural and commercial significance and the hitmakers of tomorrow. We continue to thoughtfully expand and diversify our portfolio, while deepening our established reputation as a trusted steward for exceptional music talents and catalogs. We remain confident in our ability to build on this momentum for the remainder of fiscal year 2027.”

Second Quarter Fiscal 2027 Financial Results

Summary Financials	Q2 FY27	Q2 FY26	Change
Total Revenue	$49.9	$45.4	10%
Music Publishing Revenue	$33.2	$30.9	8%
Recorded Music Revenue	$15.4	$13.0	18%
Operating Income	$12.3	$10.7	15%
OIBDA	$20.7	$18.2	14%
Net Income	$4.6	$2.2	110%
Adjusted EBITDA	$22.1	$19.4	14%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Total revenue in the second quarter of fiscal 2027 increased 10% to $49.9 million, compared to $45.4 million in the second quarter of fiscal 2026. This increase was driven by an 8% increase in Music Publishing revenue, largely attributable to strong digital and synchronization revenue, and an 18% increase in Recorded Music revenue, largely attributable to continued growth of digital revenue, as well as neighboring rights revenue due to the acquisition of additional music catalogs and new affiliations.

Operating income in the second quarter of fiscal 2027 was $12.3 million, compared to operating income of $10.7 million in the second quarter of fiscal 2026. OIBDA in the second quarter of fiscal 2027 increased 14% to $20.7 million, compared to $18.2 million in the prior year’s quarter. Adjusted EBITDA in the second quarter of fiscal 2027 increased 14% to $22.1 million, compared to $19.4 million last year, primarily because of an increase in total revenue, partially offset by increases in cost of revenue and administration expenses. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income, respectively.

Net income in the second quarter of fiscal 2027 was $4.6 million, or $0.07 per share, compared to net income of $2.2 million, or $0.03 per share, in the year-ago quarter. The increase in net income was primarily driven by the increase in operating income and the changes in gain (loss) on fair value of swaps and gain (loss) on foreign exchange, partially offset by increases in income tax expense and interest expense.

Second Quarter Fiscal 2027 Segment Review

Music Publishing	Q2 FY27	Q2 FY26	Change
Revenue by Type
Digital	$17.6	$16.1	10%
Performance	$7.5	$7.5	1%
Synchronization	$5.2	$4.6	13%
Mechanical	$1.6	$1.6	(5)%
Other	$1.3	$1.1	24%
Total Revenue	$33.2	$30.9	8%
OIBDA	$12.4	$11.3	9%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Music Publishing Revenue in the second quarter of fiscal 2027 was $33.2 million, an increase of 8% compared to $30.9 million in last fiscal year’s second quarter. The increase was mainly due to an increase in digital revenue, primarily due to the acquisition of additional music catalogs and continued growth at music streaming services, and an increase in synchronization revenue driven by the timing of licenses.

In the second quarter of fiscal 2027, Music Publishing OIBDA increased 9% to $12.4 million, compared to $11.3 million in the second quarter of fiscal 2026. Music Publishing OIBDA margin in the second quarter remained steady at 37%. The increase in Music Publishing OIBDA was driven by an increase in revenue, partially offset by increases in cost of revenue and administration expenses.

Recorded Music	Q2 FY27	Q2 FY26	Change
Revenue by Type
Digital	$11.5	$8.7	33%
Physical	$1.4	$1.3	6%
Neighboring Rights	$1.5	$1.1	40%
Synchronization	$0.9	$1.8	(54)%
Total Revenue	$15.4	$13.0	18%
OIBDA	$8.3	$6.6	26%
(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Recorded Music Revenue in the second quarter of fiscal 2027 was $15.4 million, an increase of 18% compared to $13.0 million in last year’s second quarter. The increase was driven by an increase in digital revenue, primarily due to the acquisition of additional music catalogs and continued growth at music streaming services, and an increase in neighboring rights revenue, primarily driven by the acquisition of additional music catalogs and new affiliations. These factors were partially offset by a decrease in synchronization revenue, driven by the timing of licenses.

In the second quarter of fiscal 2027, Recorded Music OIBDA increased 26% to $8.3 million, compared to $6.6 million in the second quarter of fiscal 2026. This increase primarily reflects an increase in revenue. Recorded Music OIBDA margin in the second quarter expanded from 51% to 54%. The increase in Recorded Music OIBDA margin primarily reflects the decrease in cost of revenue as a percentage of revenue.

Balance Sheet and Liquidity

For the six months ended September 30, 2026, cash provided by operating activities was $21.6 million, a decrease of $3.7 million compared to the same period last year, primarily due to a change in cash used for working capital resulting from the timing of royalty payments to creators and payments of accounts payable, partially offset by the timing of royalty advance recoupments.

As of September 30, 2026, Reservoir had cash and cash equivalents of $24.8 million and $89.2 million available for borrowing under its revolving credit facility, for total available liquidity of $113.9 million. Total debt was $458.6 million (net of $2.2 million of deferred financing costs) and Net Debt was $433.8 million (defined as total debt, less cash and cash equivalents and deferred financing costs). This compares to cash and cash equivalents of $25.9 million and $91.2 million available for borrowing under its revolving credit facility, for total available liquidity of $117.1 million as of March 31, 2026. Total debt was $455.7 million (net of $3.1 million of deferred financing costs) and Net Debt was $429.8 million as of March 31, 2026.

Fiscal Year 2027 Outlook

Reservoir narrows and raises its previously provided financial outlook ranges for fiscal year 2027, and expects the financial results for the year ending March 31, 2027, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$188M - $192M	8%
Adjusted EBITDA	$77M - $80M	7%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “Our first-half results underscore our ability to generate consistent growth from a high-quality, diversified catalog while maintaining a disciplined approach to both future investments and cost management. Based on this performance, we have the confidence to raise our guidance ranges for both revenue and Adjusted EBITDA for fiscal year 2027.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the second quarter of the fiscal year ending March 31, 2027 at 10:00 a.m. EST today, November 4, 2026. The conference call can be accessed via webcast in the Investor Relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the Investor Relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, Mumbai, and Cairo. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard's Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide's The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are made in reliance on the safe harbor protections provided thereunder. All statements, other than statements of historical fact, included in this press release are, or could be, forward-looking statements. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions, although the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release relate to, among other things: Reservoir’s financial outlook for fiscal year 2027, including revenue and Adjusted EBITDA guidance; Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, including our ability to successfully execute our long-term strategy, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including, among others: adverse economic conditions; risks associated with strategic acquisitions or other transactions; Reservoir’s indebtedness and ability to generate sufficient cash; cybersecurity incidents; risks related to the use of artificial intelligence; the Special Committee’s evaluation of the previously disclosed proposals to acquire the Company’s outstanding equity, the outcome of such evaluation and any related uncertainty and disruption of Reservoir’s business as a result of the proposals or any potential transaction relating thereto; and the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2026, any subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Months Ended September 30, 2026 versus September 30, 2025

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended September 30,			Six Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Revenues	$49,909,614	$45,435,051	10%	$91,391,667	$82,599,344	11%
Costs and expenses:
Cost of revenue	17,750,512	16,532,205	7%	32,538,634	29,724,920	9%
Amortization and depreciation	8,452,316	7,556,863	12%	16,747,787	14,870,600	13%
Administration expenses	11,444,356	10,659,442	7%	24,464,442	21,870,589	12%
Total costs and expenses	37,647,184	34,748,510	8%	73,750,863	66,466,109	11%

Operating income	12,262,430	10,686,541	15%	17,640,804	16,133,235	9%

Interest expense	(7,036,524)	(6,741,657)		(13,941,824)	(13,037,615)
Gain (loss) on foreign exchange	25,826	(387,010)		(17,716)	708,404
Gain (loss) on fair value of swaps	1,099,731	(315,998)		2,025,584	(1,313,163)
Other (expense) income, net	(290,282)	(90,707)		(393,178)	(254,483)
Income before income taxes	6,061,181	3,151,169		5,313,670	2,236,378
Income tax expense	1,428,290	947,313		1,189,165	676,247
Net income	4,632,891	2,203,856		4,124,505	1,560,131
Net loss attributable to noncontrolling interests	93,230	53,985		508,505	142,051
Net income attributable to Reservoir Media, Inc.	$4,726,121	$2,257,841		$4,633,010	$1,702,182

Earnings per common share:
Basic	$0.07	$0.03		$0.07	$0.03
Diluted	$0.07	$0.03		$0.07	$0.03

Weighted average common shares outstanding:
Basic	65,995,372	65,566,514		65,874,790	65,468,739
Diluted	66,801,791	66,273,757		66,764,142	66,166,846

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2026 versus March 31, 2026

(Unaudited)

(Expressed in U.S. dollars)

	September 30, 2026	March 31, 2026
Assets
Current assets
Cash and cash equivalents	$24,777,667	$25,927,462
Accounts receivable	41,091,407	40,832,075
Current portion of royalty advances	14,495,343	16,368,968
Other current assets	5,172,648	9,409,757
Total current assets	85,537,065	92,538,262

Intangible assets, net	799,790,785	788,740,821
Equity method and other investments	2,413,775	2,830,766
Royalty advances, net of current portion and reserves	55,371,509	54,128,586
Property and equipment, net	805,721	661,986
Operating lease right of use assets, net	7,282,027	7,889,862
Fair value of swap assets	3,092,919	1,356,878
Other assets	2,828,011	1,529,920
Total assets	$957,121,812	$949,677,081

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,342,681	$4,116,221
Royalties payable	50,336,208	52,323,565
Accrued payroll	1,404,788	2,672,350
Deferred revenue	2,474,699	2,472,734
Other current liabilities	5,047,980	3,408,651
Income taxes payable	498,122	547,932
Total current liabilities	64,104,478	65,541,453

Secured line of credit	458,597,737	455,705,468
Deferred tax liability	43,489,465	41,786,064
Operating lease liabilities, net of current portion	6,770,578	7,445,152
Fair value of swap liability	-	289,543
Other liabilities	451,423	345,149
Total liabilities	573,413,681	571,112,829

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,602	6,561
Additional paid-in capital	347,741,382	346,933,189
Retained earnings	36,083,244	31,450,234
Accumulated other comprehensive loss	(459,632)	(670,772)
Total Reservoir Media, Inc. shareholders' equity	383,371,596	377,719,212
Noncontrolling interest	336,535	845,040
Total shareholders' equity	383,708,131	378,564,252
Total liabilities and shareholders' equity	$957,121,812	$949,677,081

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and cash equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Six Months Ended September 30, 2026 versus September 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2026	2025	2026	2025
Revenues	$49,910	$45,435	$91,392	$82,599
Cost of revenue	17,751	16,532	32,539	29,725
Administration expenses	11,444	10,659	24,464	21,871
OIBDA	20,715	18,243	34,389	31,004
Amortization and depreciation	8,452	7,557	16,748	14,871
Operating income	$12,262	$10,687	$17,641	$16,133

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three and Six Months Ended September 30, 2026 versus September 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2026	2025	2026	2025
Revenues	$33,248	$30,875	$59,761	$55,808
Cost of revenue	14,049	13,047	24,525	23,483
Administration expenses	6,841	6,512	15,108	13,445
OIBDA	$12,357	$11,317	$20,128	$18,880

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three and Six Months Ended September 30, 2026 versus September 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2026	2025	2026	2025
Revenues	$15,351	$12,982	$29,451	$23,426
Cost of revenue	3,701	3,486	8,014	6,242
Administration expenses	3,359	2,901	7,037	5,735
OIBDA	$8,290	$6,596	$14,400	$11,450

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Six Months Ended September 30, 2026 versus September 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2026	2025	2026	2025
Net Income	$4,633	$2,204	$4,125	$1,560
Income Tax Expense	1,428	947	1,189	676
Interest Expense	7,037	6,742	13,942	13,038
Amortization and Depreciation	8,452	7,557	16,748	14,871
EBITDA	21,550	17,450	36,003	30,145
(Gain) Loss on Foreign Exchange(a)	(26)	387	18	(708)
(Gain) Loss on Fair Value of Swaps(b)	(1,100)	316	(2,026)	1,313
Non-cash Share-based Compensation(c)	1,166	1,113	2,986	2,247
Transaction Costs(d)	200	-	401	-
Other Expense (Income), Net(e)	290	91	393	254
Adjusted EBITDA	$22,081	$19,357	$37,776	$33,251

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.
(b)	Reflects the non-cash (gain) or loss on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects transaction costs, consisting primarily of professional fees, incurred in connection with the structuring associated with certain strategic growth initiatives, the acquisition of Viral Wave, which closed in April 2026, and by the independent special committee (“Special Committee”) of the Company’s Board of Directors. The Special Committee was formed to evaluate the previously disclosed non-binding and unsolicited acquisition proposals received by the Company.
(e)	Reflects Reservoir’s share of losses recorded by equity method investments.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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